Exhibit 99.3

Proofpoint Announces Closing of $920 Million of 0.25% Convertible Senior Notes due 2024, Including Full Exercise of Initial Purchasers’ $120 Million Option to Purchase Additional Notes

SUNNYVALE, Calif. — August 23, 2019 — Proofpoint, Inc. (NASDAQ: PFPT), a leading cybersecurity company, today announced the closing of its offering of $920 million aggregate principal amount of 0.25% convertible senior notes due 2024 (the “Notes”). The offering represented $800 million aggregate principal amount of Notes plus the full exercise of the initial purchasers’ option to purchase up to an additional $120 million aggregate principal amount of Notes. The Notes were issued in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The Notes are unsecured, unsubordinated obligations of Proofpoint, and will mature on August 15, 2024, unless repurchased, redeemed or converted in accordance with their terms prior to such date. Interest is payable semi-annually in cash at a rate of 0.25% per annum. Prior to April 15, 2024, the Notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the Notes may be settled in shares of Proofpoint common stock, cash or a combination of cash and shares of Proofpoint common stock, at the election of Proofpoint.

Holders of the Notes will have the right to require Proofpoint to repurchase all or some of their Notes at 100% of the principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the Notes). Proofpoint will also be required to increase the conversion rate for holders who convert their Notes in connection with certain fundamental changes or redemptions occurring prior to the maturity date.

The Notes are also redeemable by Proofpoint on or after August 20, 2022 at 100% of the principal amount, plus any accrued and unpaid interest, if the last reported sale price of Proofpoint’s common stock is at least 130% of the applicable conversion price for at least 20 trading days during any 30 consecutive trading-day period.

The Notes have an initial conversion rate of 6.4941 shares of common stock per $1,000 principal amount of Notes (which is subject to adjustment in certain circumstances). This represents an initial conversion price of approximately $153.99 per share, which represents a premium of approximately 37.5% to the $111.99 per share closing price of Proofpoint’s common stock on the NASDAQ Global Select Market on August 20, 2019.

Proofpoint estimates that the net proceeds from the offering will be approximately $899.8 million, after deducting the initial purchasers’ discounts and estimated offering expenses payable by Proofpoint. Proofpoint used approximately $83.7 million of the net proceeds from the offering of the Notes to pay the cost of the capped call transactions described below. Proofpoint expects to use the remaining net proceeds of the offering for general corporate purposes, which may include acquisitions or other strategic transactions. Proofpoint currently has no agreements or understandings with respect to any such acquisitions or transactions.

In connection with the pricing of the Notes and the exercise of the initial purchasers’ option to purchase additional Notes, Proofpoint entered into privately negotiated capped call transactions with certain of the initial purchasers or their respective affiliates (the “capped call counterparties”). The capped call transactions are expected generally to reduce the potential dilution to holders of Proofpoint common stock upon any conversion of the Notes and/or offset the potential cash payments that Proofpoint could be required to make in excess of the principal amount of any converted Notes upon conversion thereof, with such reduction and/or offset subject to a cap based on the cap price. The cap price of the capped call transactions is initially $223.98 per share, which represents a premium of 100% over the last reported sale price of Proofpoint’s common stock of $111.99 per share on August 20, 2019, and is subject to certain adjustments under the terms of the capped call transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including any shares of Proofpoint common stock, if any, into which the Notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the Notes will be made only by means of a private offering memorandum.

The Notes and the shares of common stock, if any, issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement:

This press release contains “forward-looking statements” including, among other things, the potential effects of capped call transactions and statements relating to the expected use of proceeds from the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, prevailing market conditions, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general economic, and industry or political conditions in the United States or internationally and whether the capped call transactions will become effective. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect Proofpoint’s business and financial results, please review the “Risk Factors” described in Proofpoint’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 filed with the Securities and Exchange Commission, or SEC, and in Proofpoint’s other filings with the SEC.

Except as may be required by law, Proofpoint undertakes no obligation, and does not intend, to update these forward-looking statements after the date of this release.

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Media Contact:

Kristy Campbell

Proofpoint, Inc.

408-517-4710

kcampbell@proofpoint.com

Investor Contact:

Jason Starr

Proofpoint, Inc.

408-585-4351

jstarr@proofpoint.com

Source: Proofpoint, Inc.